SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A/A

(AMENDMENT NO 1)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES PURSUANT TO

SECTION 12(b) OR 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934

Jones Soda Co.

Exact Name of Registrant as Specified in Its Charter

Washington	234 – 9th Avenue North Seattle, Washington 98109	91-1696175
State of Incorporation or Organization	Address, including Zip Code, of Principal Executive Offices	IRS Employer Identification Number

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☐

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☒

Securities Act registration statement file numbers to which this form relates:

333-75913

333-5156-LA

Securities to be registered pursuant to Section 12(b) of the Act:

None

Securities to be registered pursuant to Section 12(g) of the Act:

Common Stock, no par value

EXPLANATORY NOTE

The Registrant is filing this Amendment No. 1 (the “Amendment”) on Form 8-A/A to amend in its entirety the prior description of common stock registered on the original Form 8-A under the Securities Exchange Act of 1934, as amended.

The original Form 8-A was filed on October 4, 1996 under the name Urban Juice & Soda Company Ltd., a British Columbia corporation (“Urban Juice”). Subsequently, effective December 31, 1999, Urban Juice continued its incorporation into the State of Wyoming. As a result of the continuation, Urban Juice ceased to be a British Columbia corporation and became a corporation governed by the Wyoming Business Corporation Act, and each outstanding share of common stock was converted into a share of common stock of the Wyoming corporation. The continuation was effected pursuant to a registration statement on Form S-4 (No. 333-75913) filed with the Securities and Exchange Commission and was reported on a current report on Form 8-K on February 18, 2000.

Subsequently, effective August 2, 2000, Urban Juice reincorporated into the State of Washington from the State of Wyoming, under the name Jones Soda Co. The reincorporation was effected by merging Urban Juice with and into its wholly owned subsidiary, Jones Soda Co., a Washington corporation. The reincorporation was reported on a current report on Form 8-K on August 9, 2000.

This Amendment No. 1 on Form 8-A/A contains a description of the Registrant’s no par value common stock under Washington law following the reincorporation.

Item 1. Description of Registrant’s Securities to be Registered.

Because this is a summary description, it does not contain every term of our capital stock contained in our Articles of Incorporation and Bylaws, and we refer you to the exhibits to our SEC filings incorporated by reference to this Amendment, and to Washington law.

The authorized capital stock of the Registrant consists of 100,000,000 shares of common stock without par value. The Registrant has only one class of stock and there are no unusual rights or restrictions on that class.

All of the shares of common stock of rank equally as to voting rights, participation in a distribution of the Registrant’s assets on a liquidation, dissolution or winding-up of the Registrant and the entitlement to dividends. The holders of common stock are entitled to receive notice of all meetings of shareholders and to attend and vote the shares at the meetings. Each share of common stock represents the right to one vote.

In the event of the liquidation, dissolution or winding-up of the Registrant, or other distribution of its assets, the holders of common stock will be entitled to receive, on a pro rata basis, all of the assets remaining after the Registrant has paid all of its liabilities. Distribution in the form of dividends, if any, will be set by the Board of Directors. Substantive changes in the rights of the holders of common stock proposed by the Registrant will require the approval of the holders of common stock.

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Item 2. Exhibits.

The following documents previously filed by us with the Securities and Exchange Commission (the “Commission”) are incorporated herein by this reference:

Exhibit No.	Description

3.1

Articles of Continuance of Urban Juice & Soda Company Ltd. [previously filed as an exhibit to, and incorporated herein by reference from, the Registrant’s Registration Statement on Form S-4 (File No. 333-75913)]

3.2

Agreement and Plan of Merger of Urban Juice and Soda Ltd., a Wyoming corporation, and Jones Soda Co., a Washington corporation [filed as Appendix A to the Registrant’s Schedule 14A, filed with the Commission on April 19, 2000, and incorporated herein by reference]

3.3

Articles of Incorporation of Jones Soda Co., a Washington corporation [previously filed as an exhibit to and incorporated herein by reference from the Registrant’s annual report on Form 10-KSB for the fiscal year ended December 31, 2000, filed on March 30, 2001]

3.4

Bylaws of Jones Soda Co., a Washington corporation [previously filed as an exhibit to and incorporated herein by reference from the Registrant’s annual report on Form 10-KSB for the fiscal year ended December 31, 2000, filed on March 30, 2001]

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned hereunto duly authorized.

Dated the 20th day of March, 2003.

JONES SODA CO.

By:	/s/ JENNIFER L. CUE
Jennifer L. Cue Chief Financial Officer and Chief Operating Officer

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